Exhibit 10.1
Stock Award Incentive Plan
Isabella Bank Corporation and each of its subsidiaries, which include Isabella Bank, adopts this equity incentive plan, to be called the Isabella Bank Corporation Stock Award Incentive Plan. The primary purpose of the plan is to promote the growth and profitability of the bank by attracting and retaining executive officers and key employees of outstanding competence through ownership of equity that provides them with incentives to achieve corporate objectives.
Eligibility Requirements

◦	The plan is based on the calendar year.

◦	Eligible employees include the Bank Corporation President & Chief Executive Officer, Bank President, and Chief Financial Officer.

◦	New employees hired prior to October 1st of the plan year will be eligible. Employees hired after October 1st will not be eligible until the next calendar year.

◦	In order to receive the stock award, an employee must be actively employed on December 31st of the incentive plan year.

◦	Retirements that occur during the plan year are eligible.

◦	No payouts will be made under this plan to an employee who has been terminated for misconduct, even if they were eligible according to dates of employment.

◦	In order to receive the stock payment the employee must have received a score of “Effective” or higher on their most recent evaluation.

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The incentive stock payment is calculated using wages paid for hours worked, or in replacement of hours worked, during the plan year. These include regular time, overtime, holiday, bereavement, jury duty, sick or short term disability days, and wages for training employees. Other incentives, bonuses, commissions or payments made via payroll will be excluded from the incentive plan calculation.

Stock Award Incentive Plan Details

◦	The plan is based on the calendar year.

◦	The incentive stock plan payout potential is 20% of an employee’s wage.

◦	35% of the 20% incentive potential is based on employee completion of the yearly goals set by their supervisor or the Board of Directors.

◦	65% of the 20% incentive potential is based on the corporate performance objectives set by their supervisor or the Board of Directors.

◦	Plan goals/rules are set annually and subject to change at the discretion of the Board of Directors.

Grant Conditions
The grant of stock shares is subject to the grant conditions set forth. The shares will be issued only upon the satisfaction of the yearly performance measures and associated performance targets set by the Board of Directors. If the grant conditions set by the Board of Directors are not satisfied as required, then this award and the grant of the shares shall lapse or be adjusted appropriately at the discretion of the Board of Directors.
Vesting
Granted shares shall be considered 100% vested in terms of ownership, common voting rights in all matters, rights to dividends, and any necessary tax considerations as a result of stock ownership.
Restrictions on Transfer
Stock shares granted under the plan may not be sold, transferred, pledged, or assigned prior to the grantee satisfying one of the following conditions: the employee’s retirement,  voluntary/involuntary separation from service with or without cause, or death or disability while an employee of the company.

The Company, acting through its authorized officer, has adopted this Plan effective as of January 1, 2019.

By:	/s/ David J. Maness

Name:	David J. Maness

Title:	Chairman, Isabella Bank Corporation Board of Directors

Date:	July 18, 2019